Exhibit 10.7

Patent Implementation License Agreement

(Agreement Items Table)

Licensor	National University Corporation Kyushu University

Licensee	PicoCELA Inc.

1. The Invention	As defined in Appendix 1

2. Scope of License	Licensed Territory	- Limited: ☐ - Full Range (all countries and regions where the patent rights are valid): ☑
	License Type	- Limited: ☐ - Full Range (implementation as defined in Article 2, Paragraph 3 of the Patent Law): ☑
-Subcontract manufacturing to third parties (☑ Permitted / ☐ Not Permitted)
	Exclusive/Non-exclusive	- Exclusive: ☑ - Non-exclusive: ☐

3. Sub-License	- Permitted: ☑ - Not Permitted: ☐

4. Products, etc	- Specific (products made based on the invention and patent rights): ☑ - Non-Specific (all products or services, etc.): ☐

5. Consideration

① Lump Sum: Stock options of the Licensee

② Milestone Payments: As defined in Appendix 2

③ Running Royalty: Sales × 3%

④ Consideration for Sub-License to the Licensor: 3% of income received from the Sub-Licensee

Minimum Implementation Fee for ②, ③, and ④: 10 million yen

6. Payment Deadline	By the end of the month following the issuance of the invoice by the Licensor

7. Reports		Reporting Period	Report Submission Deadline
	First Year	Contract date to the nearest March 31	April 30 of the nearest year
	From Second Year	April 1 to March 31 of the following year	April 30 of the following year
	Final Year	April 1 to contract termination date	Within 30 days from the contract termination date

8. Notification Contact	- Licensor: Director, Intellectual Property Group, Office of Industry-Academia-Government Collaboration, Hiroshi Tsubouchi - Licensee: Sales Planning Manager, Shannon Higgins

9. Term	From November 2, 2013, to November 1, 2018

The Licensor and Licensee agree to the following terms and conditions for the implementation license of the invention. This agreement is executed in duplicate, with each party retaining one copy.

April 1, 2014

Licensor:	National University Corporation Kyushu University
Hakozaki 6-chome, 10-1, Higashi-ku, Fukuoka City, Fukuoka Prefecture
President: Setsuo Arikawa
Representative: Hiroto Yasuura, Director of the Office of Academic and Industrial Collaboration (Seal)

Licensee:	PicoCELA Inc.
Room 307, Social System Demonstration Center
1963-4, Higashi, Itoshima City, Fukuoka Prefecture
Representative Director: Hiroshi Furukawa (Company chop)

(Definitions)

Article 1	In this agreement, the following terms shall have the meanings set forth below:

(1)	“The Invention” refers to the invention related to the application described in Item 1 of the Agreement Items Table (hereinafter referred to as “the Application”). This includes related applications filed based on the Application, such as domestic priority claims, foreign applications, divisional applications, change applications, and continuation applications.

(2)	“The Patent Rights” refers to the right to receive a patent and the registered patent rights for the Invention.

(3)	“The Products, etc.” refers to the products or services described in Item 4 of the Agreement Items Table.

(4)	“Sales” refers to the sales revenue from the Products, etc.

(5)	“Licensee’s Fundraising” refers to the acquisition of funds by the Licensee from venture capital, bank loans, competitive funds, subsidies, or other third-party sources.

(6)	“Licensee’s Joint Venture” refers to the joint venture established by the Licensee with a third party concerning the technology of the Invention after the Licensee’s Fundraising.

(7)	“Subcontract Manufacturing to Third Parties” refers to having a third party manufacture under the conditions that all of the following (i) to (iii) are met. The third party is hereinafter referred to as the “Subcontract Manufacturer.”

(i)	The Licensee concludes a manufacturing consignment contract with the Subcontract Manufacturer, including the payment of fees.

(ii)	The Licensee supervises the purchase of raw materials and the quality by the Subcontract Manufacturer.

(iii)	The Licensee takes all manufactured products from the Subcontract Manufacturer and does not allow the Subcontract Manufacturer to sell them.

(8)	“Technical Information” refers to technical information related to the business conducted by the Licensee based on the Invention and this agreement, which is provided or disclosed by the Licensor or Licensee to the other party with a notice of confidentiality. When disclosed orally, the information shall be specified in writing within 30 days from the date of disclosure.

(9)	“Business and Management Information” refers to business or management information related to the performance of this agreement, which is provided or disclosed by the Licensor or Licensee to the other party with a notice of confidentiality. When disclosed orally, the information shall be specified in writing within 30 days from the date of disclosure.

(10)	“Operating Profit” refers to the operating profit recorded in the financial statements.

(11)	“Remaining Products, etc.” refers to those products at the time of the termination of this contract (including cases where this contract is canceled or rescinded) that have not generated sales, are not in the production process, and are completed products (including inventory and products in distribution) or services being provided.

(12)	“Fiscal Year” refers to the period from April 1 of the current year to March 31 of the following year.

2	Regarding the description in Item 2 of the Contract Items Table, the meanings of the terms listed below shall be as defined in each respective clause.

(1)	“License Territory” refers to the country or region where the invention can be practiced.

(2)	“Nature of License” refers to the manner in which the invention can be practiced.

(3)	“Exclusive/Non-exclusive” refers to whether the invention can be practiced exclusively. Furthermore, “practicing the invention exclusively” means that the party A shall not grant the right to practice the invention to any third party other than party B, within the same scope as defined in the next article concerning the ordinary implementation rights.

(License Grant)

Article 2	The Licensor grants the Licensee a non-exclusive license (or a provisional non-exclusive license for the right to receive a patent) to the Patent Rights for the Products, etc., within the scope specified in Item 2 of the Agreement Items Table during the term of this agreement. Hereinafter, the non-exclusive license or provisional non-exclusive license granted in this article is referred to as “the Non-Exclusive License.”

2	Notwithstanding the provisions of the previous paragraph, the Licensor may implement the Invention for educational and research purposes. However, this does not include research conducted jointly with entities other than the Licensor.

3	Notwithstanding the provisions of the first paragraph, the inventors of the Invention may implement the Invention for educational and research purposes even after leaving the Licensor.

4	The Licensor shall provide the Licensee with information that is useful to the Licensee, as determined by the Licensor, to the extent possible. Additionally, if the Licensor collaborates with other non-profit educational or research institutions to implement the Invention, it shall notify the Licensee and encourage the Licensee’s participation.

(Consideration)

Article 3	The Licensee shall pay the consideration for the Non-Exclusive License (hereinafter referred to as “the Consideration”) as specified in Item 5 of the Agreement Items Table. Fractions of the amount shall be rounded to the nearest tenth.

2	If the total amount of Milestone Payments, Running Royalties, and the Consideration for Sub-License to the Licensor is less than 10 million yen per fiscal year, the Licensee shall pay 10 million yen (hereinafter referred to as “the Minimum Implementation Fee”) to the Licensor for that fiscal year. However, this provision does not apply to the first year (from the contract signing date to the nearest March 31) and the final year (from April 1 of that year to the contract termination date).

(Payment)

Article 4	The Licensor and Licensee shall separately negotiate and conclude an agreement on the terms of the stock options related to the lump-sum payment by the end of August 2014.

2	The Licensor shall issue an invoice for Milestone Payments when the payment times specified in Appendix 2 occur.

3	The Licensor shall issue an invoice for Running Royalties and the Consideration for Sub-License (or the Minimum Implementation Fee) if there are no objections to the report specified in the next article.

4	The Licensee shall pay the Consideration as follows after receiving the invoice:

(1)	By the payment deadline specified in Item 6 of the Agreement Items Table (if the last day of the deadline is a Saturday, Sunday, or holiday, the payment deadline shall be extended to the next business day).

(2)	Including consumption tax and local consumption tax.

(3)	In a lump sum.

(4)	By transfer to the bank account designated by the Licensor.

(5)	The Licensee shall bear the transfer fees.

5	The Licensee’s monetary obligations to the Licensor are fulfilled when the amount is credited to the designated bank account of the Licensor.

6	If the Licensee does not pay the Consideration by the payment deadline, it shall pay a late fee calculated at an annual rate of 5% on the unpaid amount from the day after the payment deadline until the payment date.

7	The Licensor is not obligated to refund any paid Consideration for any reason, except in cases of overpayment due to calculation errors. In such cases, the Licensee must request a refund within 30 days from the payment date.

(Reports and Audits)

Article 5	The Licensee shall submit a report (hereinafter referred to as “the Report”) detailing the basis for calculating the Consideration for each reporting period specified in Item 7 of the Agreement Items Table by the report submission deadline.

2	The Licensee shall include details of the types, quantities, prices, and storage locations of the remaining Products, etc., in the final year report.

3	If there are no sales of the Products, etc., the Licensee shall create and submit a report stating this fact by the report submission deadline.

4	If there are any doubts about the contents of the report, the Licensor may inquire with the Licensee, and the Licensee shall respond to such inquiries.

5	In addition to the report, the Licensor may request a report on the implementation (including planned implementation) of the Invention at any time as needed, and the Licensee shall provide the requested information.

6	The Licensor may dispatch its employees and agents, such as certified public accountants designated by the Licensor, to this business establishment to inspect (including duplicating and investigating) the vouchers, accounting records, and books, etc., that form the basis of the report (hereinafter referred to as “books, etc.”), and the Licensee may not refuse this without a legitimate reason. Furthermore, the Licensee must retain the books, etc., for six years from the fiscal year following the year they were created (one fiscal year is from April 1 of the current year to the end of March of the following year).

7	If the results of the inquiries, reports, or investigations specified in the previous paragraphs reveal that the paid Consideration was more than 10% less than the amount originally payable, the Licensee shall bear the costs of such investigations, etc.

8	In such cases, the Licensee shall immediately pay the unpaid amount of the Consideration with an interest of 5% to the Licensor. If the Consideration is overpaid, the overpaid amount may be offset against the next payment of the Consideration.

(Handling of Rights Infringements)

Article 6	Article 6: If the Licensee discovers any infringer or potential infringer of the Patent Rights, it shall immediately notify the Licensor in writing, providing the basis for the infringement or potential infringement.

2	The Licensee may take measures to enforce its rights, such as injunctions or damage claims, at its own expense and responsibility to the extent permitted by applicable laws.

3	If the Licensee decides to take measures specified in the previous paragraph, the Licensor shall take necessary actions to enable the Licensee to take such measures independently, to the extent permitted by applicable laws. The Licensor shall determine the method of such actions.

4	If the Licensee takes measures to exercise the rights as provided in Item 2, the Licensor may at any time request a report on the status of such measures, and the Licensee must promptly comply.

5	If the Licensee takes measures to exercise the rights as provided in Item 2, and the cooperation or action of the Licensor or the Licensor’s employees, former employees, or related parties (hereinafter referred to as “Licensor, etc.”) is necessary, such as the submission of documents created or held by the Licensor, etc., investigation of facts, or testimony, the Licensee must obtain prior approval from the Licensor before proceeding.

6	Regardless of whether the Licensor has consented to this cooperation request or it is based on a court order, the Licensee must make every effort to ensure that the cooperation or action of the Licensor, etc., is within the minimum necessary and reasonable scope.

7	The Licensee shall bear the costs incurred for the cooperation or action of the Licensor, etc.

(Maintenance of Patent Rights)

Article 7	The Licensor must consult with the Licensee in advance regarding the procedures related to this application (including related applications) and the maintenance and preservation of this patent right. Additionally, if the Licensee wishes to carry out the procedures, they must make every effort to pay the costs required for such procedures.

2	If the Licensor intends to file a request for correction trial or a correction request in an invalidation trial procedure for the purpose of eliminating grounds for invalidation, the Licensor must obtain the written consent of the Licensee for such correction trial request or correction request.

3	If a decision of refusal, an appeal decision, or an invalidation decision regarding this patent right becomes final, the Licensor must notify the Licensee of such fact.

(Non-Warranty and Disclaimer)

Article 8	The Licensee acknowledges that the Invention was obtained during or as a result of research, and sufficient certainty regarding safety, accuracy, and technical performance, etc., has not been obtained.

2	The Licensor does not guarantee the following regarding the Invention and the Patent Rights:

(1)	Non-infringement of third-party rights, including intellectual property rights.

(2)	Technical or commercial usefulness of the Invention.

(3)	Granting of patents for the Invention. Furthermore, even if a patent is granted, it does not guarantee that the patent will not become invalid (regardless of whether the Licensor knew of the rejection or invalidation reasons).

3	The Licensor is not liable for any matter arising from the implementation of the Invention by the Licensee. In particular, if the implementation of the Invention by the Licensee results in environmental pollution or destruction, product liability, health damage to third parties, other claims from third parties, or disputes with third parties, the Licensee shall resolve such matters at its own expense and responsibility and shall protect the Licensor from any burden or damage.

(Compliance with Laws)

Article 9	The Licensee shall comply with all related laws and regulations (including Japan’s Foreign Exchange and Foreign Trade Act concerning the export of regulated goods or technical information) at its own expense and responsibility in the implementation of the Invention.

(Confidentiality)

Article 10	The Licensor and Licensee shall not disclose or provide to third parties any content of the Invention, Technical Information, contents of this agreement, or Business and Management Information (hereinafter referred to as “Confidential Information”) without prior written approval from the disclosing party. They shall manage the Confidential Information with the care of a good manager and shall not use it for purposes other than the performance of this agreement. However, this does not apply to information that falls under any of the following:

(1)	Information that was already public at the time of knowledge.

(2)	Information that became public without fault of the recipient (including publication of the Application).

(3)	Information that the recipient already held legitimately at the time of knowledge and can prove this fact.

(4)	Information disclosed by a third party with legitimate rights without confidentiality obligations, and the recipient can prove this fact.

2	The Licensor and Licensee shall ensure that their employees, subcontract manufacturers, and sub-licensees also comply with the confidentiality obligations specified in the previous paragraph, and any violation of confidentiality obligations by these parties shall be deemed a violation by the recipient.

(Improvement Inventions)

Article 11	If the Licensee makes an invention or device based on the Invention or Technical Information, it shall promptly notify the Licensor in writing, and the filing and handling of the invention shall be determined through consultation between the Licensor and Licensee.

(Prohibition of Use of Licensor’s Trademarks, etc.)

Article 12	The Licensee shall not use the Licensor’s trademarks, etc. (including the Licensor’s name, trademarks, marks, designs, or any indication that directly or indirectly suggests the Licensor) for the Products, etc., or in advertising or promotional activities to announce or display that the Products, etc., are manufactured under the Non-Exclusive License.

(Patent Marking)

Article 13	The Licensee shall ensure that genuine patent markings are continued and maintained in accordance with the legally prescribed format, regardless of the start or end of sales, in countries where patent marking is legally required for the exercise of rights.

(Sub-License to Third Parties)

Article 14	If sublicensing as defined in Item 3 of the Agreement Items Table is permitted, the Licensee may grant a license to a third party to practice the invention based on the Ordinary License, etc. (hereinafter referred to as “Sub-license”). (Hereinafter, a third party who has been granted a Sub-license shall be referred to as “Sublicensee”). However, the Licensee must not grant the Sublicensee the right to further license the invention to another third party.

2	The Licensee shall notify the Licensor when a candidate for a sub-licensee arises. The amount of consideration for the Sub-License to the Licensor shall be as specified in Item 5 of the Agreement Items Table.

3	If the Licensee grants a Sub-License including other patent rights (including those not registered) besides the Patent Rights, the Licensee shall also notify the Licensor of the application number or registration number of the other patent rights. In such cases, the Licensor and Licensee shall separately negotiate and determine the amount of consideration for the Licensor, notwithstanding Item 5 of the Agreement Items Table.

4	The Licensee shall conclude a sub-license agreement with the sub-licensee, ensuring that the sub-licensee complies with the following matters. The Licensee shall be responsible to the Licensor for the compliance of the sub-licensee.

(1)	The sub-licensee shall bear and perform obligations equivalent to those borne by the Licensee under this agreement.

(2)	The sub-licensee shall exempt the Licensor from matters exempted under this agreement.

(3)	The sub-licensee shall bear all responsibility for the consequences arising from the implementation of the Invention.

5	If the Licensor requests a copy of the sub-license agreement with the sub-licensee, the Licensee shall provide one copy to the Licensor. The Licensee shall report to the Licensor if inquired about the implementation status of the sub-licensee.

6	If the Licensee receives any claims from the sub-licensee or disputes arise with the sub-licensee, it shall resolve them at its own expense and responsibility, protecting the Licensor from any burden or damage. However, if the Licensee requests cooperation from the Licensor, the Licensor shall cooperate to the extent it reasonably deems necessary. The Licensee shall bear all costs of such cooperation.

7	The Licensee shall collect the consideration for the Sub-License to the Licensor at its own expense and responsibility, and pay it to the Licensor together with the Consideration.

8	The Licensee shall submit a report on the consideration for the Sub-License to the Licensor together with the Consideration in accordance with Article 5.

(Implementation by Licensee’s Joint Venture)

Article 15	If the Licensee establishes a Joint Venture, it shall notify the Licensor in writing within 30 days from the establishment date and submit a copy of the Joint Venture’s registration certificate to the Licensor.

2	The Licensee may have its Joint Venture implement the Invention within the scope of the Non-Exclusive License. In such cases, the implementation by the Joint Venture shall be treated as a Sub-License specified in Article 14, paragraph 1.

(Holding of Conferences)

Article 16	If requested by either the Licensor or Licensee, they shall hold a conference (hereinafter referred to as “the Conference”) to confirm or discuss matters related to the implementation of the Invention, the business status of the Licensee, the business status of the Licensee’s Joint Venture, or other matters related to this agreement.

2	The methods of deliberation at the Conference shall be determined separately through consultation between the Licensor and Licensee.

(Submission of Business Plans, etc.)

Article 17	The Licensee shall submit the business plan for the current fiscal year and the business performance for the previous fiscal year of the Licensee and the Licensee’s Joint Venture in writing to the Licensor by April 30 of each year.

2	If the Licensor determines that the business plan and performance report do not contain sufficient details, it may inquire with the Licensee, and the Licensee shall respond to such inquiries.

(Obligations upon Termination of Agreement)

Article 18	If this agreement is terminated (including cancellation or rescission), the Licensee shall promptly take the following actions:

(1)	Cease the implementation of the Invention and destroy products in the production process.

(2)	Submit the final year report as specified in Article 5 and pay the Consideration incurred up to the termination date.

(3)	Calculate the Consideration for the remaining Products, etc., assuming they were sold at the time of termination, and pay it together with the Consideration mentioned in the previous item by the payment deadline. The Licensee may sell the remaining Products, etc., for one year after the termination of this agreement.

2	The provisions of the first paragraph, items 1 and 3, shall not apply if the reason for termination is the expiration of the Patent Rights.

(Term)

Article 19	The term of this agreement shall be as specified in Item 9 of the Agreement Items Table.

2	If neither the Licensor nor Licensee notifies the other party in writing of the intention to terminate this agreement at least 12 months before the expiration date, the term of this agreement shall be extended by three years. The Consideration specified in Item 5 of the Agreement Items Table shall be determined through consultation between the Licensor and Licensee, and the extension shall not be carried out until an agreement is reached.

3	If either the Licensor or Licensee notifies the other party in writing of the intention to terminate this agreement at least 12 months before the expiration date, this agreement shall be terminated.

4	The Licensor may terminate this agreement if it determines, based on the business status of the Licensee reported at the Conference, that there are reasonable grounds (such as consecutive negative operating profits for two terms with no prospect of business recovery).

5	If the Licensee wishes to acquire the Patent Rights for a fee after the termination of this agreement due to the Licensor’s wish to terminate based on paragraph 3 or 4, the Licensor shall consult with the Licensee regarding the transfer of the Patent Rights.

6	Neither the Licensor nor the Licensee shall bear any responsibility to the other party if this agreement is terminated based on paragraph 3 or 4.

(Cancellation)

Article 20	If either the Licensor or Licensee violates the provisions of this agreement (except for cases specified in paragraph 3), the non-violating party may cancel this agreement immediately after notifying the violating party to rectify the violation within 30 days, and the violation is not rectified within the specified period.

2	The previous paragraph does not prevent claims for damages resulting from the cancellation of this agreement. However, the Licensee’s claims for damages against the Licensor shall be limited to the scope specified in Article 24.

3	If the Licensee falls under any of the following categories, the Licensor may cancel this agreement immediately without any responsibility or prior notice:

(1)	Filing or being filed for bankruptcy, civil rehabilitation, corporate reorganization, or special liquidation proceedings.

(2)	Issuing or receiving a dishonored check or promissory note.

(3)	Receiving a disposition for tax delinquency.

(4)	Receiving an order for attachment, provisional attachment, provisional disposition, or auction.

(5)	Resolving to dissolve the company.

(6)	Receiving a business cancellation or suspension order from the regulatory authority.

(7)	Significant deterioration or risk of deterioration in financial or credit status as determined by the Licensor.

(8)	Violating laws or engaging in acts contrary to public order and morals.

(9)	Damaging the Licensor’s credit or as determined by the Licensor to have the risk of doing so.

(10)	Without prior written approval from the Licensor, if any of the following occurs:

(i)	Change in corporate control due to merger, company split, stock transfer, or stock exchange, etc.

(ii)	Transfer of business related to the implementation of the Invention.

(11)	Directly or indirectly contesting the validity of the Patent Rights (including information provision to the Patent Office).

(12)	Other significant reasons making it difficult to continue this agreement.

(Termination or Modification)

Article 21	If the Licensor receives two consecutive reports pursuant to Article 5, Paragraph 3, indicating that neither the Licensee nor the Licensee’s joint ventures have sales of the products, etc., and that there is no income from the Sublicensees, the Licensor may immediately terminate this contract without any liability to the Licensee, the Licensee’s joint ventures, or the Sublicensees.

2	In addition to the provisions of the preceding paragraph, the Licensor and the Licensee may terminate this contract in whole or in part by mutual written agreement.

3	The Licensor and the Licensee may amend this contract by mutual written agreement.

(Survival Clauses)

Article 22	Even if this agreement is terminated, the provisions of Article 10 shall remain effective for three years after the termination, and the provisions of Articles 4, 5, 8, 12, 13, 14 (paragraphs 3, 6 to 8), 18, 24, 25, 26, and 27 (paragraph 1) shall remain effective until the matters they aim to achieve are extinguished.

(Exclusion of Anti-Social Forces)

Article 23	The Licensor and Licensee (including their representatives, officers, and persons substantially controlling their management) represent and warrant to the other party that they do not fall under any of the following categories and will not during the term of this agreement:

(1)	Organized crime groups

(2)	Organized crime group members

(3)	Quasi-members of organized crime groups

(4)	Companies affiliated with organized crime groups

(5)	Corporate racketeers, political racketeers, or social movement racketeers

(6)	Others equivalent to the above categories

2	The Licensor and Licensee (including their representatives, officers, and persons substantially controlling their management) represent and warrant that they will not engage in any of the following acts during the term of this agreement by themselves or through third parties:

(1)	Violent demands

(2)	Unjust demands beyond legal responsibilities

(3)	Threatening behavior or violence regarding transactions

(4)	Spreading rumors, using deceit, or force to damage the other party’s credit or obstruct the other party’s business

(5)	Other acts equivalent to the above categories

3	If either the Licensor or Licensee violates paragraph 1 or 2, the other party may cancel this agreement immediately without any responsibility or prior notice.

(Damages)

Article 24	If the Licensor or Licensee causes damage to the other party due to intent or negligence, they shall be liable to compensate for the damage. However, the compensation amount payable by the Licensor to the Licensee shall be limited to the cumulative amount of the Consideration received by the Licensor (including the consideration for sub-licenses).

(Notices)

Article 25	Notices under this agreement shall be made in writing to the notification address specified in Item 8 of the Agreement Items Table. However, if agreed by the other party, notices may be made by email or other means.

2	If the notification address changes, the Licensor and Licensee shall promptly notify the other party of the new address.

(Use of Technology Transfer Organizations)

Article 26	The Licensor may delegate its duties under this agreement to a technology transfer organization designated by the Licensor after consulting with and obtaining the consent of the Licensee.

(Assignment, etc.)

Article 27	Unless otherwise specified in this agreement, the Licensee shall not assign or pledge its position under this agreement or all or part of its rights and obligations arising from this agreement to a third party without the prior written consent of the Licensor.

2	If the Licensor intends to assign the Patent Rights to a third party, it shall confirm the Licensee’s wish to acquire the Patent Rights in advance, and the Licensee shall respond promptly.

3	If the Licensee wishes to acquire the Patent Rights, the Licensor shall consult with the Licensee regarding the transfer of the Patent Rights. If the Licensee does not wish to acquire the Patent Rights, the Licensor may assign the Patent Rights to a third party.

(Consultation)

Article 28	If there are matters not stipulated in this agreement or doubts regarding the interpretation of this agreement, the Licensor and Licensee shall resolve them through sincere consultation in accordance with the provisions of the law.

(Governing Law and Jurisdiction)

Article 29	This agreement shall be governed by the laws of Japan.

2	The Fukuoka District Court shall have exclusive jurisdiction as the court of first instance for disputes related to this agreement.

Appendix 1 (The Invention: Agreement Items Table, Item 1)

	Invention Title	Application Country	Application Number (Patent Number)
1	Packet Transmission Method in Wireless Multi-Hop Network	Japan	Application No. 2003-380303 (Patent No. 4496336)
2	Network System, Node, Packet Forwarding Method, Program, and Recording Medium	Japan	Application No. 2008-018337
3	Same as above	USA	12/864332 (US8526365)
4	Same as above	Europe	09705079.3
5	Same as above	Taiwan	098102695
6	Network System, Node, Packet Forwarding Method, Program, and Recording Medium	Japan	Application No. 2010-505899 (Patent No. 5388137)
7	Same as above	USA	12/934804
8	Same as above	Europe	09727887.3
9	Communication System, Slave Node, Route Construction Method, and Program	Japan	Application No. 2012-501788
10	Same as above	USA	13/580816
11	Same as above	Europe	11747332.2
12	Same as above	China	201180010501.2
13	Same as above	Taiwan	100105807
14	Same as above	Australia	2011218961
15	Packet Communication System, Radiation Control Device, Antenna Control Method, and Program	Japan	Application No. 2010-201144
16	Same as above	USA	13/821722
17	Same as above	Taiwan	100132250
18	Transmission Cycle Determination Method, Transmission Cycle Determination Device, and Program	Japan	Application No. 2012-558034
19	Same as above	USA	14/000007
20	Same as above	Europe	12747441.9
21	Same as above	China	201280017643.6
22	Same as above	Taiwan	101105065

Appendix 2 (Consideration Milestone Payments: Agreement Items Table, Item 5)

Payment Time (Milestone)	Amount

End of each fiscal year.

However, only if the operating profit exceeds 10 million yen in the settlement of accounts for the relevant fiscal year.

Payment is made together with the payment of the running royalty and consideration for sub-licenses to the Licensor.

Operating profit × 3%
At the establishment of the Licensee’s Joint Venture.	5 million yen

Memorandum of Understanding on Amendment of Patent License Agreement

National University Corporation Kyushu University (hereinafter referred to as “Licensor”) and PicoCELA Inc. (hereinafter referred to as “Licensee”) agree to amend the Patent License Agreement entered into between the two parties on April 1, 2014 (hereinafter referred to as the “Original Agreement”) as follows:

Licensor and Licensee agree to amend Article 14, Paragraph 1 of the Original Agreement as follows:

“Article 14 If sublicensing as defined in Item 3 of the Agreement Items Table is permitted, the Licensee may grant a license to a third party to practice the invention based on the Ordinary License, etc. (hereinafter referred to as “Sub-license”). (Hereinafter, a third party who has been granted a Sub-license shall be referred to as “sub-licensee”).”

Licensor and Licensee agree to amend Article 14, Paragraph 2 of the Original Agreement as follows:

“ 2 The Licensee must notify the Licensor of the contract execution date and the name of the sub-licensee immediately after concluding a contract with the sub-licensee. The Licensor shall treat the contents of the said notification received from The Licensee as confidential information as defined in Article 10 of this Agreement. Furthermore, the amount of consideration for the Sub-License to the Licensor shall be as specified in Item 5 of the Agreement Items Table. “

Licensor and Licensee agree to amend Article 14, Paragraph 4, Item 1 of the Original Agreement as follows:

“(1) The sub-licensee shall bear and perform obligations equivalent to those borne by the Licensee under this agreement (excluding Articles 11, 13, 15, 16, and 17 of this Agreement). However, this does not prevent the Licensee from fulfilling obligations on behalf of the sub-licensee.”

Licensor and Licensee agree to amend Article 14, Paragraph 5 of the Original Agreement as follows:

“5 If the Licensor requests a copy of the sub-license agreement with the sub-licensee, the Licensee shall provide one copy to the Licensor. The Licensee shall report to the Licensor if inquired about the business status of the sub-licensee. However, this obligation does not apply in cases where the sub-licensee refuses or there are unavoidable circumstances.”

Licensor and Licensee agree to amend Article 14, Paragraph 8 of the Original Agreement as follows:

“8 The Licensee shall submit a report on the consideration for the Sub-License to the Licensor together with the Consideration in accordance with Article 5. The report shall include matters Licensee deems necessary based on the content of the sublicensing agreement. “

This Memorandum shall be valid from November 2, 2021, until March 31, 2022, regardless of the date of execution.

Matters not stipulated in this Memorandum shall continue to be governed by the provisions of the Original Agreement.

To certify the conclusion of this Memorandum, two copies of this document are prepared, and each party shall retain one copy, signed and sealed by each party.

February 28, 2022

Licensor:	National University Corporation Kyushu University
744 Motooka, Nishi-ku, Fukuoka City, Fukuoka Prefecture
President: Tatsuro Ishibashi (Seal)

Licensee:	PicoCELA Inc.
4th Floor, SANOS Nihonbashi, 2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo
Representative Director: Hiroshi Furukawa (Company chop)

Memorandum of Understanding on Extension of License Period

National University Corporation Kyushu University (hereinafter referred to as “Party A”) and PicoCELA Inc. (hereinafter referred to as “Party B”) agree as follows regarding the extension of the contract and memorandum defined in Article 1.

Article 1 (Extension of Contract and Memorandum)

Party A and Party B agree to extend the validity period of the following contract and memorandum until March 31, 2025:

1. Patent License Agreement (concluded on April 1, 2014) (including related memorandums, hereinafter referred to as the “Original Agreement”)

2. Memorandum on the Amendment of the Patent License Agreement (concluded on February 28, 2022)

Article 2 (Extension Beyond the Maximum Period)

Party A and Party B agree, as stipulated in the preceding article, to extend the period beyond the maximum extension period specified in Article 19, Paragraph 2 of the Original Agreement. The conditions listed in Item 5 of the contract term sheet of the Original Agreement shall remain unchanged.

Article 3 (Effective Date)

Notwithstanding the date of signing, this Memorandum shall be effective from April 1, 2024.

Article 4 (Continuation of Original Agreement Provisions)

Matters not specified in this Memorandum shall continue to be governed by the provisions of the contract and memorandum defined in Article 1.

In witness whereof, this Memorandum has been executed in duplicate, with each party retaining one copy, duly signed and sealed by their respective representatives.

June 14, 2024

Party A:

National University Corporation Kyushu University

744 Motooka, Nishi-ku, Fukuoka City, Fukuoka Prefecture

President: Tatsuro Ishibashi (Seal)

Party B:

PicoCELA Inc.

4th Floor, SANOS Nihonbashi, 2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo

Representative Director: Hiroshi Furukawa (Company chop)